Exhibit 99.1

VERIFONE ANNOUNCED APPOINTMENT OF CLINTON KNOWLES AS
INTERIM CHIEF FINANCIAL OFFICER
SAN JOSE, CA. – August 19, 2008 – VeriFone Holdings Inc. (NYSE: PAY) today announced that it has appointed Clinton Knowles as its interim chief financial officer. Mr. Knowles succeeds Barry Zwarenstein who, pursuant to the terms of his separation agreement, is resigning as VeriFone’s chief financial officer.
“We are excited to bring on a talented executive to assume this position on an interim basis until we announce a permanent chief financial officer” said Douglas Bergeron, Chief Executive Officer of VeriFone. “Clinton’s 35 years of finance experience will be helpful during this transition period following completion of our restatement. We are in the final stages of our permanent CFO search and hope to make that announcement shortly.”
Clinton Knowles is a partner with Tatum LLC, a leading executive services firm. Mr. Knowles has served as chief financial officer, controller and treasurer for a variety of companies in the manufacturing, distribution, retail, technology, mining and food processing industries both in the United States and internationally, including Oracle’s Americas Support Services Group, Covey Leadership Center and Totes, Inc. Mr. Knowles holds an MBA from Harvard Business School and a BBA from the University of Michigan.

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About VeriFone Holdings, Inc.

VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.